Exhibit 99.1

Syntel Reports Fourth Quarter and Full Year 2015 Financial Results

Highlights:

•	Q4 revenue of $254.6M, up 8% from year-ago quarter, and 0.4% sequentially

•	Q4 EPS of $0.88 per diluted share, up 5% from year-ago quarter, and down 5% sequentially

•	Full year 2015 revenue of $968.6M, an increase of 6% over the prior-year period

•	Full year 2015 EPS of $3.00 per diluted share, an increase of 1% over the prior-year period

•	2015 year-ending cash & short term investments of $1.04B

•	Global Headcount of 24,537 on December 31, 2015, versus 24,553 in the year-ago quarter

TROY, Mich. – February 18, 2016 –Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced financial results for the fourth quarter and full year, ended December 31, 2015.

Fourth Quarter Financial Highlights

Syntel’s revenue for the fourth quarter increased eight percent to $254.6 million from $235.3 million in the prior-year period, and 0.4 percent from $253.6 million in the third quarter of 2015. During the fourth quarter, Banking and Financial Services accounted for 50.3 percent of total revenue, with Retail, Logistics and Telecom at 16.4 percent, Healthcare and Life Sciences at 16.4 percent, Insurance at 12.4 percent, and Manufacturing at 4.5 percent.

The Company’s gross margin was 41.8 percent in the fourth quarter, compared to 41.4 percent in the prior-year period and 42.4 percent in the third quarter of 2015. Selling, General and Administrative (SG&A) expenses were 11 percent of revenue in the fourth quarter, compared to 10.2 percent in the prior-year period and six percent in the previous quarter.

The fourth quarter income from operations was 30.8 percent of revenue as compared to 31.2 percent in the prior-year period and 36.5 percent in the third quarter.

Net income for the fourth quarter was $74.2 million or $0.88 per diluted share, compared to $70.7 million or $0.84 per diluted share in the prior-year period and net income of $77.7 million or $0.92 per diluted share in the third quarter of 2015.

Full Year 2015 Financial Highlights

Revenue for 2015 increased six percent to $968.6 million, from $911.4 million in 2014. The Company’s 2015 operating margin was 29.3 percent, compared to 29.4 percent in 2014. Net income for the year was $252.5 million compared to $249.7 million in 2014. EPS for 2015 increased to $3.00 per diluted share from $2.97 per diluted share in 2014.

During 2015, Syntel spent $17.0 million in CAPEX, largely in support of campus infrastructure, and finished the year with cash and short-term investments of $1.04 billion. The Company added 23 new clients during the year and ended 2015 with 24,537 employees globally.

Operational Highlights

“Despite interruptions to our operations in Chennai, our teams demonstrated Syntel’s unwavering commitment to our customers, reinforcing and strengthening relationships as the year concluded on a solid footing,” said Syntel CEO and President Nitin Rakesh.

“Customers’ interest in digital initiatives remains high and we are focused on helping them realize their goals while optimizing the investment required,” said Rakesh. “Our thought leadership in digital modernization powered by SyntBots recursive automation platform promises to help customers realize the true benefits of ‘going digital.’”

2016 Guidance

Based on current visibility levels and an exchange rate assumption of 68 Indian rupees to the dollar, the Company currently expects 2016 revenue of $1,025 million to $1,065 million and EPS in the range of $2.75 to $3.00.

Syntel to Host Conference Call

Syntel will discuss its fourth quarter 2015 results today on a conference call at 10:00 a.m. (EST). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until February 25, 2016 by dialing (855) 859-2056 and entering “42543698”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is the global leader in digital modernization services, with a core suite of automation-driven IT and knowledge process services. Syntel helps global enterprises thrive in the Two-Speed World™ by building agile, efficient technology infrastructures that blend legacy business models with disruptive digital innovations. Syntel’s recursive automation platform, SyntBots®, enables clients to manage, migrate, and modernize their business and technology ecosystems. Syntel believes in a “Customer for Life” philosophy to build collaborative partnerships and creates long-term business value for its clients by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2015	2014	2015	2014
Net revenues	$254,580	$235,324	$968,612	$911,429
Cost of revenues	148,061	137,856	584,611	533,862

Gross profit	106,519	97,468	384,001	377,567
Selling, general and administrative expenses	28,025	24,109	100,256	109,217

Income from operations	78,494	73,359	283,745	268,350
Other income, net	14,004	15,906	43,456	50,523

Income before provision for income taxes	92,498	89,265	327,201	318,873
Income tax expense	18,263	18,563	74,675	69,133

Net income	$74,235	$70,702	$252,526	$249,740

Other Comprehensive Income
Foreign currency translation adjustments	$(5,496)	$(27,371)	$(45,428)	$(32,381)
Gains on derivatives:
Gains arising during period on net investment hedges	—	—	—	724
Unrealized gains (loss) on securities:
Unrealized holding gains arising during period	6	1,972	116	5,777
Reclassification adjustment for gains included in net income	(6,879)	(5,813)	(6,580)	(4,555)

	(6,873)	(3,841)	(6,464)	1,222
Defined benefit pension plans:
Net profit (loss) arising during period	802	(1,146)	802	(1,147)
Amortization of prior service cost included in net periodic pension cost	53	7	149	29

	855	(1,139)	951	(1,118)
Other comprehensive income (loss), before tax	(11,514)	(32,351)	(50,941)	(31,553)
Income tax benefits (expenses) related to other comprehensive income (loss)	2,148	286	1,576	(388)

Other comprehensive income (loss), net of tax	(9,366)	(32,065)	(49,365)	(31,941)

Comprehensive Income	$64,869	$38,637	$203,161	$217,799

EARNINGS PER SHARE:
Basic	$0.88	$0.84	$3.01	$2.98
Diluted	$0.88	$0.84	$3.00	$2.97
Weighted average common shares outstanding:
Basic	84,079	83,897	83,982	83,785

Diluted	84,204	84,055	84,149	83,971

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$500,499	$197,708
Short term investments	540,045	669,353
Accounts receivable, net of allowance for doubtful accounts of $622 at December 31, 2015 and $703 at December 31, 2014, respectively	136,926	111,993
Revenue earned in excess of billings	30,448	27,493
Deferred income taxes and other current assets	44,575	56,930

Total current assets	1,252,493	1,063,477
Property and equipment	217,922	210,206
Less accumulated depreciation and amortization	112,146	101,155

Property and equipment, net	105,776	109,051
Goodwill	906	906
Non current term deposits with banks	77	105
Deferred income taxes and other non current assets	64,018	50,476

TOTAL ASSETS	$1,423,270	$1,224,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$60,339	$60,765
Income taxes payable	11,305	23,781
Accounts payable and other current liabilities	37,892	33,573
Deferred revenue	7,716	3,266
Loans and borrowings	129,981	8,852

Total current liabilities	247,233	130,237
Other non current liabilities	17,592	16,198
Non current loans and borrowings	—	129,750

TOTAL LIABILITIES	264,825	276,185
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	1,158,445	947,830

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,423,270	$1,224,015